EXHIBIT 21

MINE SAFETY APPLIANCES COMPANY

SUBSIDIARIES OF THE REGISTRANT

DECEMBER 31, 2012

Name	State or Other Jurisdiction of Incorporation
General Monitors, Inc.	California
General Monitors Transnational, LLC.	Nevada
Compañia MSA de Argentina S.A.	Argentina
MSA (Aust.) Pty. Limited	Australia
MSA-Auer Sicherheitstechnik Vertriebs GmbH	Austria
MSA Belgium NV	Belgium
MSA do Brasil Ltda.	Brazil
MSA Canada	Canada
MSA de Chile Ltda.	Chile
MSA (China) Safety Equipment Co., Ltd.	China
MSA (Suzhou) Safety Equipment Research and Development Co., Ltd.	China
MSA International, Inc.	Delaware
Microsensor Systems, Inc.	Kentucky
MSA Gallet	France
MSA Auer	Germany
MSA Europe	Germany
MSA-Auer Hungaria Safety Technology	Hungary
General Monitors Ireland Limited	Ireland
MSA Italiana S.p.A.	Italy
MSA Japan Ltd.	Japan
MSA Safety Malaysia Snd Bhd	Malaysia
MSA de Mexico, S.A. de C.V.	Mexico
MSA Nederland, B.V.	Netherlands
MSA del Peru S.A.C.	Peru
MSA-Auer Polska Sp. z o.o.	Poland
MSA (Britain) Limited	Scotland
MSA S.E. Asia Pte. Ltd.	Singapore
Samsac Holding (Pty.) Limited	South Africa
MSA Española S.A.	Spain
MSA Nordic	Sweden
Sordin AB	Sweden

The above-mentioned subsidiary companies are included in the consolidated financial statements of the registrant filed as part of this annual report. The names of certain other subsidiaries, which considered in the aggregate as a single affiliate would not constitute a significant subsidiary, have been omitted.